UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/04/2019

Discovery, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
_
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 4, 2019, Discovery Corporate Services Limited (“DCSL”), a wholly-owned subsidiary of Discovery, Inc. (“Discovery”), entered into the Amendment to Employment Agreement with J.B. Perrette (the “Amendment”). The Amendment modifies that certain Employment Agreement effective June 13, 2016 between Mr. Perrette and DCSL (as amended to date, the “Employment Agreement”). Under the terms of the Amendment, Mr. Perrette’s term of employment will be extended through June 30, 2022. DCSL shall have the option to enter into negotiations with Mr. Perrette to renew the Employment Agreement for an additional term. If DCSL wishes to exercise this option, it must provide Mr. Perrette with notice at least 150 days prior to the expiration date. If DCSL does not make a Qualifying Renewal Offer (as defined below), Mr. Perrette shall be entitled to severance under circumstances that shall be classified as a termination without Cause. If DCSL has made a Qualifying Renewal Offer, but Mr. Perrette declines the offer, Mr. Perrette would not be eligible for any severance pay, but would be eligible for a non-competition payment. A Qualifying Renewal Offer is an offer to renew the Employment Agreement with a meaningful increase in base salary and a bonus target that is at least the same level as in effective at the end of the term of employment, and with other material terms that are at least as favorable in the aggregate as the materials terms of the Employment Agreement, as amended.
Mr. Perrette’s title will be President and CEO, Discovery International. Effective January 1, 2019, Mr. Perrette’s annual base salary will be increased to £1.525 million and Mr. Perrette will not be eligible for a further base salary increase in the February 2019 base salary merit increase review cycle. Mr. Perrette’s bonus target was increased to 175% of his base salary, effective January 1, 2019.
Mr. Perrette will be recommended for an equity grant with a target value of $3.5 million as part of Discovery’s regular annual equity grants, with the equity instrument, terms and conditions and number of units to be based on Discovery’s standard practices and procedures for awards to senior executives. Mr. Perrette will also be recommended for a contract renewal grant of restricted stock units with a target value of $4.0 million, which award will provide for vesting in three substantially equal installments beginning on July 1, 2021. The number of shares in the contract renewal grant will be calculated by dividing the target value by the closing price of Discovery’s Series A common stock on the last trading day before the date of grant. Mr. Perrette will also be eligible for paid family leave consistent with Discovery’s policy as applied to similarly situated employees based in the U.S. Additionally, in the event of Mr. Perrette’s death or disability, Mr. Perrette or his family will be eligible for repatriation benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery, Inc.

Date: February 5, 2019	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development, Distribution & Legal Officer